Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

QUEPASA CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

That at the Corporation’s Annual Meeting of Stockholders held on June 27, 2007, upon the recommendation of the : Corporation’s Board of Directors, at least a majority of the Corporation’s stockholders approved the following amendment to Article V (the “Amendment”) of the Corporation’s Articles of Incorporation, as amended:

(CONTINUATION ATTACHED)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: MAJORITY

4. Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (Required): /s/ Robert B. Stearns

*lf any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State AM 78.385 Amend 2007 Revised on: 01/01/07

CONTINUATION LANGUAGE FOR

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF QUEPASA CORPORATION

“FIFTH, (a) The members of the governing board of the Corporation shall be known as directors. The number of directors shall not be less than one (1) pursuant to NRS Section 78.115. The number (including any increases and decreases) of directors shall be as set forth in the bylaws of the Corporation.

(b) The directors shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II, and Class III; provided, that the directors in each class shall be as nearly equal in number as possible. When the number of directors is changed, the Board of Directors shall determine the class or classes to which the increased or decreased number of directors shall be apportioned, provided that no decrease in the number of directors shall shorten the term of any incumbent director. The classification shall be such that the term of one class shall expire each succeeding year. The terms, classifications, qualifications and election of the Board of Directors and the filling of vacancies thereon shall be as provided herein and in the Bylaws. Each initial director in Class I shall hold office for a term expiring at the 2008 annual meeting of stockholders; each initial director in Class II shall hold office for a term expiring at the 2009 annual meeting of stockholders; and each initial director in Class III shall hold office for a term expiring at the 2010 annual meeting of stockholders. Notwithstanding the foregoing provisions of this Article Fifth, each director shall serve until such director’s successor is duly elected and qualified or until such director’s death, resignation or removal. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director’s earlier death, resignation or removal. Any vacancies or newly created directorships resulting from any increase in the authorized number of directors shall be filled, for the unexpired term, by the remaining directors, by the affirmative vote of a majority thereof (whether or not a quorum). Any director so chosen shall hold office for the unexpired portion of the term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor shall have been elected and qualified or until any such director’s earlier death, resignation or removal.

Any director or directors may be removed from office at any time, but only by the affirmative vote, at a duly constituted meeting called for such purpose, of the holders of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a separate class on such matter, but only if such proposal was contained in the notice of such meeting. At least 30 days prior to such meeting of stockholders, written notice shall be sent to the director or directors whose removal will be considered at such meeting.

Subsection (b) of this Article Fifth may not be amended unless first approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of shares entitled to vote as a separate class on such matter.”